Exhibit 99.1

GSI Group Inc. Receives Anticipated Letter from Nasdaq Regarding Form 10-K Filing

BEDFORD, MA – April 1, 2009: GSI Group Inc. (the “Company”) (Nasdaq: GSIG), a supplier of precision technology and semiconductor systems, today announced that it received a Delinquency Compliance Alert Letter from The Nasdaq Stock Market (“Nasdaq”) dated March 27, 2009, indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14) (the “Rule”). The Nasdaq letter, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”).

As previously disclosed, on November 13, 2008, the Company received a letter from Nasdaq indicating that the Company was not in compliance with the Rule due to failure to timely file its Quarterly Report on Form 10-Q for the three month period ended September 26, 2008 (the “Quarterly Report”). Following receipt of such letter, the Company timely submitted a plan to Nasdaq, outlining the Company’s planned actions to regain compliance with the Rule. Nasdaq subsequently granted the Company an extension to allow the Company until May 4, 2009 to regain compliance with the Rule by filing the Quarterly Report.

The Company is required to submit an update to its compliance plan to Nasdaq by no later than April 13, 2009, and any additional time to regain compliance with Nasdaq’s filing requirements will be limited to a maximum of 180 calendar days from the due date of the Quarterly Report, or May 4, 2009. The Company intends to timely submit such an update.

The Company’s Audit Committee is working diligently to complete its previously announced review of sales transactions in the Company’s Semiconductor Systems Segment, along with other sales transactions that contain arrangements with multiple deliverables, for fiscal years 2006, 2007 and 2008 so that the Company can complete the preparation and filing of its Quarterly Report and Annual Report. During this time, and for the extension period which may be granted to the Company by the Nasdaq Listing Qualifications Department to file the Annual Report, the Company’s securities will continue to be listed on Nasdaq.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “objective” and other similar expressions. These forward-looking statements include statements regarding the Company’s ability to file its Form 10-Q and Form 10-K and other statements that are not historical facts. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For more information contact: Sergio Edelstein, GSI Group Inc., 1-781-266-5700.